Exhibit 99.1
MobileSmith Health Appoints Jerry Lepore CEO
Friday, January 17, 2020 5:15 PM
Current CEO Randy Tomlin taking leave of absence due to family health reasons
RALEIGH, NC / ACCESSWIRE / January 17, 2020 / MobileSmith Health (OTCQB:MOST), a leader in the digital health and mobile development sector that is reshaping traditional healthcare, today announced that Randy Tomlin, the company's Chairman and current CEO, is taking a leave of absence, effective immediately, from his CEO duties due to family health reasons. Tomlin will continue to serve as the Chairman of the Board.
In Tomlin's absence, Jerry Lepore, the company's current Lead Director of the Board, will be assuming the role of Chief Executive Officer.
Tomlin commented, "Jerry is well acquainted with MobileSmith Health and has significant operational and executive leadership experiences to apply to his new role with the company."
MobileSmith Health has made significant breakthroughs in the digital health and mobile development sector with its recently announced partnership with AT&T.
Mr. Lepore stated, "MobileSmith Health will continue in the direction that Randy has initiated with respect to its customers, partner commitments, strategic corporate objectives, and the successful execution of its 2020 business plans."
About MobileSmith Health
MobileSmith Health (OTCQB:MOST) is changing healthcare one app at a time by targeting the glaring inefficiencies in the American healthcare delivery model. Peri™ by MobileSmith Health is an intuitive and patient-friendly way to gain visibility and efficiency throughout pre- and post-procedural adherence that reduces cancellations and complications across episodes of care.
For more information, visit www.mobilesmith.com and connect with us at @TheMobileSmith, Facebook and LinkedIn.
Media Contact:
Tom Testa
617-872-0184
tom@andersoni.com
SOURCE: MobileSmith Health